Exhibit 99.1

NEWS RELEASE

Contact:
Diane Bjorkstrom
Chief Financial Officer
408-982-8593
diane@tvia.com

FOR IMMEDIATE RELEASE

TVIA REPORTS RESULTS FOR THIRD QUARTER
ENDED DECEMBER 31, 2004

SANTA CLARA, CALIFORNIA – February 1, 2005 – Tvia, Inc. (NASDAQ SmallCap: TVIA), a leading provider of display processors for the digital and interactive TV market, announced today financial results for the quarter ended December 31, 2004.

Revenue for the third quarter of fiscal 2005, ended December 31, 2004, was $1,090,000, compared to $628,000 for the quarter ended December 31, 2003.

For the nine months ended December 31, 2004, revenues were $2,235,000, as compared to $1,828,000 in the comparable period ending December 31, 2003.

Net loss for the quarter ended December 31, 2004 was $1,580,000, or $0.07 per share compared to net loss for the comparable quarter ending December 31, 2003 of

$2,946,000 or $0.13 per share. Net loss for the nine months ended December 31, 2004 was $4,703,000, or $0.21 per share compared to net income for the comparable period ending December 31, 2003 of $2,432,000, or $0.10 per share on a diluted basis. Included in the nine-month net income figure of $2,432,000 is the pre-tax gain on the sale of the software business unit for $9,075,000 or $0.38 per share on a diluted basis.

The operating loss for the quarter ended December 31, 2004 was $1,684,000, compared to an operating loss of $3,048,000 for the quarter ended December 31, 2003. The operating loss for the nine months ended December 31, 2004 was $5,006,000, compared to an operating loss of $6,939,000, in the comparable period ending December 31, 2003.

“Tvia is making great progress in establishing its position in the DTV market” said Eli Porat, Tvia’s President and Chief Executive Officer. This is a result of successfully accelerating the delivery of a new range of high-quality Video Display Processors for the next generation high definition digital HDTV- ready LCD TVs and HD ready progressive-scan TVs. The Tvia team is now engaged in multiple designs with our customers in China & Southeast Asia. Tvia’s new TrueView 5705 low cost HD ready progressive CRT TV video processor, Tvia new upgraded TrueView 5600 HD ready LCD TV video processor, and the new Tvia TrueView 5605 HD ready video processor for Multimedia LCD TV are now available to customers and are producing the expected interest. Tvia also announced the availability of the TrueView 5600 core to customers for enhancing the performance of LCD panels.

Tvia’s strategy centers on TrueView, a family of digital display processors that provide outstanding price/performance and flexibility to manufacturers of advanced TV products. The new enhanced TrueView 5600 supports LCD TV and contains features which benefit LCD panel manufacturers. The TrueView 5605 with integrated Flexibus, including PCI and Xscale busses, provide the needed support to manufacturers of multimedia LCD TV. The other two devices of the TrueView family, the Trueview 5700 and TrueView 5705, are pin compatible and deliver outstanding SD & HD ready progressive-scan display for CRT-based TVs at a very attractive price performance. Tvia expects these processors will provide the highest-quality display at a price/performance ratio enabling manufacturers to rapidly-build the most cost-effective products for a variety of customers. Our customers continue to be impressed by our video quality & the lower cost of our solutions.

Management will host a conference call at 2 p.m. Pacific Time on February 1, 2005 to discuss Tvia’s results for the quarter ended December 31, 2004. The live audio conference call will be accessible at URL: www.actioncast.acttel.com (event code is 26974), or by calling (303) 262-2130, or toll-free at 1-800-219-6110. After the event, a replay of this call will be available by dialing (303) 590-3000 (access code 11022572#), or on Tvia’s website, www.tvia.com.

ABOUT TVIA

Tvia, Inc. is a fabless semiconductor company focused on designing and producing display processors for the digital and interactive TV market. The Company offers a family of flexible, high-quality display processors to TV manufacturers, creating next-generation digital LCD, HD, progressive-scan TVs and Interactive Set Top Boxes. Tvia provides customers with the foundation for building the most cost-effective TVs and STBs on the market.

Tvia provides customers the foundation for building the most cost-effective display solutions and at the same time raises the bar by enhancing the viewer experience through simultaneous presentation of multiple, independent media streams, and high resolution graphics on one or more displays. More information about Tvia is available at www.tvia.com.

Information in this release that involves Tvia’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements as to Tvia’s focus, strategy and progress, Tvia’s development of new products, the features and benefits of Tvia’s products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004 filed on June 22, 2004, and Form 10-Q for the quarter ended September 30, 2004 filed on November 12, 2004, with the Securities and Exchange Commission (“SEC”), and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the interactive television market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.

TVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
UNAUDITED

	DECEMBER 31,	MARCH 31,
	2004	2004
ASSETS

Current assets:
Cash and cash equivalents	$1,696	$3,259
Short term investments	21,591	23,947
Accounts receivable, net	630	295
Inventories	504	602
Other current assets and prepaid expenses	1,097	1,241

Total current assets	25,518	29,344

Property and equipment, net	1,242	1,947
Other assets	507	112

Total assets	$27,267	$31,403

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accounts payable	$219	$201
Accrued liabilities and other	659	657
Short term portion of capital leases	—	486
Short term notes payable	460	—

Total current liabilities	1,338	1,344

Long-term liabilities	460	—

	1,798	1,344

Total stockholders’ equity	25,469	30,059

Total liabilities and stockholders’ equity	$27,267	$31,403

TVIA, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
UNAUDITED

	THREE MONTHS ENDED		NINE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2004	2003	2004	2003
Revenues	$1,090	$628	$2,235	$1,828

Cost of revenues	589	359	1,232	1,056

Gross profit	501	269	1,003	772

Operating expenses:
Research and development	1,206	2,667	3,716	5,716
Sales, general and administrative	979	650	2,293	1,995

Total operating expenses	2,185	3,317	6,009	7,711

Operating loss	(1,684)	(3,048)	(5,006)	(6,939)

Interest income	104	102	303	296
Gain on sale of software business	—	—	—	9,075

Net income (loss)	(1,580)	(2,946)	(4,703)	2,432

Basic and diluted net income (loss) per share	$(0.07)	$(0.13)	$(0.21)	$0.11

Diluted net income (loss) per share	$(0.07)	$(0.13)	$(0.21)	$0.10

Shares used in computing:
Basic net income (loss)	22,857	22,374	22,754	22,234

Diluted net income (loss)	22,857	22,374	22,754	23,695